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                                                                    Exhibit 99.1

                                 [TRUSERV LOGO]

                                  PRESS RELEASE


                                              For more information contact:
                                              Shelley Hughes
                                              TruServ Corporation
                                              (773) 213-4641/shughes@truserv.com


                TRUSERV ANNOUNCES NEW BOARD MEMBER AT FALL MARKET
           Co-op appoints Thomas Hanemann as its 5th outside director


DALLAS, Oct. 7, 2002 - Veteran retailer and wholesaler Thomas S. Hanemann has been appointed to TruServ Corporation's board of directors. Hanemann, the former president of AutoZone, Inc., will stand for election at the company's next annual meeting of stockholders in April 2003.

         In May 2002, Laurence L. Anderson, David Y. Schwartz and Gilbert L. Wachsman were elected as TruServ's first outside directors as the board began a shift from being solely composed of storeowners and TruServ's CEO. The board then went on to appoint Judith Harrison in August 2002. With Hanemann's appointment, the board now has five outside directors, five storeowners and TruServ President and Chief Executive Officer Pamela Forbes Lieberman.

          "We now have our best-in-class board in place to build a best-in-class company," said Bill Blagg, chairman of the board. "Tom is a visionary thinker and charismatic leader with more than 30 years of retail experience. His expertise in retailing and wholesaling will make him a great addition to our board."

         Hanemann began his career in wholesaling in 1974 with Super D Drugstores, the drugstore division of Malone & Hyde, a large New York Stock Exchange grocery wholesaler. He advanced through several positions and was ultimately named president of Super D in 1978.

         During his tenure, he expanded the company to more than 100 stores and increased its sales to $150 million. In 1983, while serving as Super D's president, he founded Ike's Deep Discount Drugstores, a high-volume-discount retail drug chain selling health and beauty aids at deeply discounted prices.

         Malone & Hyde created the Fortune 500 national chain of auto parts stores known as AutoZone. Hanemann was one of the leaders and creators of that business and was named executive



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vice president of stores and distribution centers in 1985. In this role, he developed a culture of superior customer service that became the cornerstone of AutoZone's business. From 1993-1996, he served as the company's president and as a member of its board of directors.

         Hanemann retired from AutoZone in 1996 and started his own company, Chandler-Hanemann, L.L.C. As chief manager of the company, he created a joint venture with his daughters to pursue a family passion--cooking. The result of the venture is an upscale prepared food market, Cheffries.

         Hanemann earned his bachelor's degree in pharmacy from the University of Tennessee.

         TruServ, headquartered in Chicago, is one of the world's largest member-owned cooperatives with annual sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 6,800 independent retailers worldwide operating under store identities that include True Value, Grand Rental Station, Taylor Rental, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.
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